Exhibit 99.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Maurizio Bezzeccheri, Aurelio Bustilho de Oliveira and Domingo Valdés P. to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all such capacities, to sign a Solicitation/Recommendation Statement on Schedule 14D-9 which may be filed under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all amendments, and supplements thereto to be filed with the United States Securities and Exchange Commission (the “Commission”) under the Exchange Act, in connection with the tender offer being made by Enel S.p.A. for shares of common stock (including in the form of American Depositary Shares) of Enel Américas S.A. not already owned by Enel S.p.A., and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Francisco de Borja Acha B.	Chairman of the	March 25, 2021
Francisco de Borja Acha B.	Board of Directors

/s/ Domingo Cruzat A.	Director	March 25, 2021
Domingo Cruzat A.

/s/ Patricio Gómez S.	Director	March 25, 2021
Patricio Gómez S.

Signature	Title	Date

/s/ Hernán Somerville S.	Director	March 25, 2021
Hernán Somerville S.

/s/ José Antonio Vargas L.	Director	March 25, 2021
José Antonio Vargas L.

/s/ Enrico Viale	Director	March 25, 2021
Enrico Viale

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